Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. GAAP net asset value (“GAAP Net Asset Value”) is the net asset value determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Transactional Net Asset Value is calculated by adjusting GAAP Net Asset Value as of each relevant valuation date for some or all of the following, as applicable, (i) the recognition of the shareholder servicing fees and distribution fees on a monthly basis as such fees are accrued, (ii) the exclusion of certain deferred tax liabilities that, although required to be recognized under U.S. GAAP, are not expected to be incurred by the Company based on anticipated income, available deductions and the timing of realization events, and (iii) the amortization of certain organizational and offering expenses over a 60-month period. The following table provides a breakdown of the major components of Transactional Net Asset Value as of July 31, 2026 ($ in thousands, except shares):

Components of Transactional Net Asset Value
Investments at fair value (cost of $1,795,824)	$1,804,121
Cash and cash equivalents	156,847
Other assets	201,012
Other liabilities	(160,572)
Distribution payable	(10,123)
Accrued performance fee	(2)
Management fee payable	(1,554)
Accrued shareholder servicing fees and distribution fees (1)	(227)
Transactional Net Asset Value	$1,989,502
Number of outstanding shares	78,173,158

(1) Shareholder servicing and distribution fees apply only to Series I and Series II Class S Share, Class F-S Shares, Class P-S Shares, and Class T-S Shares. For purposes of Transactional Net Asset Value, we recognize shareholder servicing fees and distribution fees as a reduction to Transactional Net Asset Value on a monthly basis as such fees are accrued. For purposes of GAAP Net Asset Value, we accrue the cost of the shareholder servicing fees and distribution fees, as applicable, for the estimated remaining life of the Series I and Series II Class S Shares, Class F-S Shares, Class P-S Shares and Class T-S Shares as of the date of such Transactional NAV.

The following table provides a breakdown of total Transactional Net Asset Value and Transactional Net Asset Value per share by class as of July 31, 2026 ($ in thousands, except shares and per share data):

Type	Monthly Transactional Net Asset Value	Number of Outstanding Shares	Transactional Net Asset Value per share as of July 31, 2026
Series I
A-I Shares	$40,994	1,630,670	$25.14
F-I Shares	$116,591	4,609,664	$25.29
F-S Shares	$3	110	$25.46
P-I Shares	$570	22,894	$24.90
P-S Shares	$8,921	358,411	$24.89
E Shares	$158	6,215	$25.48
T-I Shares	$48,287	1,893,518	$25.50
T-S Shares	$74,920	2,945,332	$25.44
I Shares	$22,409	881,101	$25.43
S Shares	$128	5,004	$25.58
V Shares	$1	40	$25.70
Series II
A-I Shares	$80,327	3,194,091	$25.15
F-I Shares	$437,420	17,263,767	$25.34
F-S Shares	$71	2,820	$25.28
P-I Shares	$1,373	53,177	$25.82
P-S Shares	$218,616	8,585,500	$25.46
E Shares	$54,621	2,200,461	$24.82
T-I Shares	$155,638	6,060,572	$25.68
T-S Shares	$171,319	6,716,212	$25.51
I Shares	$342,772	13,385,361	$25.61
S Shares	$565	22,013	$25.65
BD Shares	$213,797	8,336,185	$25.65
V Shares	$1	40	$25.60
Total	$1,989,502	78,173,158

Reconciliation of Transactional Net Asset Value to GAAP Net Asset Value

The following table reconciles Transactional Net Asset Value to GAAP Net Asset Value as of July 31, 2026 ($ in thousands):

As of July 31, 2026
GAAP Net Asset Value	$1,976,189
Adjustment:
Accrued shareholder servicing fees and distribution fees (1)	13,313
Transactional Net Asset Value	$1,989,502

(1) Represents an adjustment to reflect Shareholder servicing fees and distribution fees related to Series I and Series II Class S Shares, Class F-S, Class P-S Shares and Class T-S Shares sold as they are accrued on a monthly basis.